Exhibit 4.3

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is dated as of August 14, 2018 by and between D.C. Capital Partners, L.L.C., a Virginia limited liability company (“DCCP”), and Comprehensive Health Services, LLC, a Maryland limited liability company (the “Company”).

RECITALS

A. The Company, together with its wholly owned subsidiary, Comprehensive Health Services International, LLC, a Maryland limited liability company (together with their respective subsidiaries, the “CHS Entities”) desire to receive (i) financial and management consulting services from DCCP, and (ii) the benefit of DCCP’s experience in business and financial management generally.

B. DCCP is willing to provide financial and management consulting services to the Company and the CHS Entities and the compensation arrangements set forth in this Agreement are designed to compensate DCCP for such services.

AGREEMENT

In consideration of the foregoing premises and the respective agreements hereinafter set forth and the mutual benefits to be derived herefrom, DCCP and the Company hereby agree as follows:

1. Professional Services. During the term of this Agreement, DCCP shall perform, or cause to be performed, general management, transactional, financial and other corporate advisory services for the Company and the CHS Entities, as mutually agreed by DCCP and the Company.

2. Personnel. DCCP shall provide and devote to the performance of this Agreement such members, employees, officers and agents of DCCP as DCCP shall deem appropriate for the furnishing of the services required hereby.

3. Management Fee.

(a) On and after the date hereof, DCCP shall be entitled to receive an annual management fee (the “Management Fee”) for the period commencing on the date hereof and ending upon termination of this Agreement. The Management Fee shall be $1,000,000 per annum (the “Base Amount”), payable in four (4) equal quarterly installments of $250,000 as provided in Section 3(b) below. The Management Fee shall be payable whether or not the Company actually requests that DCCP provide the services described in Section 1 above.

(b) The first installment of the Management Fee shall be fully due and payable on the date hereof, regardless of whether or not the execution of this Agreement occurs after July 1, 2018. All subsequent installments shall be payable quarterly in advance on each of October 1, January 1, April 1 and July 1 (or the next succeeding business day, if such day is not a business day) of each year. All Management Fees shall be fully earned when paid.

4. Expenses. In addition to the Management Fee, the Company shall reimburse DCCP, promptly upon request, for all reasonable out-of-pocket fees and expenses incurred in the ordinary course of business by DCCP in connection with DCCP’s obligations hereunder, including fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations.

5. Transaction Fees. Subject to the approval by the Required Lenders (as defined in the Senior Credit Agreement), a transaction and monitoring fee (a “Subsequent Transaction Fee”) shall be paid by the Company to DCCP upon the occurrence of any Fee Event, with the amount of such Subsequent Transaction Fee to be consistent with the fees otherwise being paid to DCCP pursuant to this Agreement. “Fee Event” shall mean (A) any transaction in which the Company does not, directly or indirectly, immediately after such transaction, retain (solely by virtue of the shares of capital stock or other equity interests held by such holders immediately prior to the transaction) stock or equity interests representing a majority of the voting power of one or more of its subsidiaries (or if a merger, the surviving entity of such transaction), or stock or equity interests representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity of such transaction; (B) the sale, transfer or assignment of securities by the Company or its members representing a majority of the voting power of the Company to an acquiring party (or group of related acquiring parties) that is not affiliated with the members of the Company, in a single transaction or series of related transactions; (C) the sale, transfer or assignment of all or substantially all of the assets of the Company or one or more of its subsidiaries to a party not affiliated with the Company prior to such transaction; (D) the acquisition of all or a portion of the voting stock or equity securities of (whether through stock purchase or merger), or all or a portion of the assets of, a company not affiliated with the Company; (E) the issuance of securities of the Company or any subsidiary to the public; (F) the refinancing of any Company Debt Document (as defined below); or (G) any other similar transaction to the foregoing.

6. Subordination.

(a) As used herein, “Senior Credit Agreement” means the Credit Agreement, dated as of the date hereof, by and among the Company, Caliburn Holdings LLC and the other Guarantors identified therein, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer (in such capacity, “Senior Agent”), and the other lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time. “Senior Debt” means the “Obligations” as defined in the Senior Credit Agreement. “Company Debt Documents” means, collectively: (i) the “Loan Documents” as defined in the Senior Credit Agreement and (ii) any other debt security, note, indenture, loan document or credit agreement to which the Company is party, together with any ancillary agreements related thereto. “Event of Default” has the meaning given to such term in the Senior Credit Agreement and shall have meaning given to the analogous terms set forth in any other Company Debt Documents.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not make any payment under this Agreement that is prohibited by any of the Company Debt Documents or that would cause an Event of Default under any of the Company Debt Documents, and DCCP shall not accept any payment under this Agreement that is prohibited by any of the Company Debt Documents or has caused an Event of Default under any of the Company Debt Documents; provided that any payments that would otherwise have been made pursuant to this Agreement but for the fact that they were prohibited from being made under any of the Company Debt Documents shall accrue until such time as the Event of Default under any of the Company Debt Documents giving rise to such restriction has been cured or waived, at which time any accrued, unpaid fees shall be paid to DCCP to the extent such payment would not create an Event of Default under any of the Company Debt Documents. Any payments received by DCCP in contravention of the terms of this Section 6 shall be held in trust for the holders of the Senior Debt, if any, and DCCP will promptly turn over any such payments to the Senior Agent for the benefit of the holders of the Senior Debt, if any, without further notice or demand, in the form received (and if any such payment is so turned over, it shall be deemed to have not been paid to DCCP). Any amendment of this Agreement that increases the amount of any fees or other amounts payable to DCCP hereunder and any amendment or waiver of this Section 6 shall require the prior written consent of the Required Lenders (as defined in the Senior Credit Agreement). The holders of the Senior Debt shall be third party beneficiaries of this Section 6, shall be entitled to the benefit of all rights set forth in this Section 6 and shall have the right to enforce this Section 6 as if such holders were party hereto.

(c) During the continuance of any Event of Default, DCCP shall not, for any reason or under any circumstances, in its capacity as a creditor of the Company, commence or take proceedings or actions against the Company or otherwise participate in, maintain or continue any proceedings or actions to enforce any of the direct or indirect rights or remedies of DCCP against the Company, in each case, under or with respect to this Agreement or any amounts, if any, owing by the Company to DCCP, whether by action at law, suit in equity, arbitration proceedings or other proceedings.

7. Indemnification. The Company shall indemnify and hold harmless DCCP and its members, employees, agents, representatives and affiliates (each being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities to which such Indemnified Party may become subject under any applicable law or under any claim made by any third party or otherwise, directly or indirectly relating to or arising out of the engagement of DCCP pursuant to, and the performance by DCCP of the services contemplated by, this Agreement, and the Company shall reimburse any Indemnified Party for all costs and expenses (including reasonable attorneys’ fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party hereto. The Company will not be liable under this Section 7, and an Indemnified Party shall reimburse the Company for any related payments made by the Company under this Section 7, to the extent that any loss, claim, damage, liability, cost or expense is determined by a court or arbitral tribunal, in a final judgment from which no further appeal may be taken, to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party. No Indemnified Party shall be liable to the Company or any of its affiliates for honest mistakes of judgment, or for any action or inaction, taken in good faith in the performance of services under this Agreement to the extent such action would satisfy the standards for indemnification set forth in this Section 7. DCCP makes no representations or warranties, express or implied, in respect of the services to be provided by any Indemnified Party acting within the scope of his, her or its employment or authority. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) other than for claims relating to the services which may be provided by DCCP hereunder.

8. DCCP an Independent Contractor; No Joint Venture. DCCP is performing services hereunder as an independent contractor (and not as an agent, representative or employee of the Company or any of its affiliates), and is not and shall not be deemed to be a co-venturer with, or partner of, the Company or any of its affiliates in any respect. DCCP shall have no authority to bind the Company or any of its affiliates and shall not make, or attempt to make, any binding commitments on behalf of the Company or any of its affiliates.

9. Permissible Activities. Nothing herein shall in any way preclude DCCP or its affiliates from engaging in any business activities or from performing services for its or their own account or for the account of others. Except as DCCP may otherwise agree in writing on or after the date hereof: (i) each member of DCCP shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or its affiliates and (B) do business with any competitor, client, or customer of the Company or its affiliates; (ii) no member of DCCP shall be liable to the Company or its affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that any member of DCCP acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both (x) the Company or any of its affiliates, on the one hand, and (y) DCCP, on the other hand, or any other person, no member of DCCP shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its affiliates and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that any member of DCCP directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its affiliates.

10. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party hereto; provided that DCCP may assign all of its rights and obligations hereunder to any of its affiliates.

11. Binding Effect. In the event of assignment of this Agreement pursuant to Section 10 hereunder, this Agreement and all the obligations and benefits hereunder shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

12. Term. Except as provided for herein, this Agreement shall commence on the date hereof and shall terminate on the first to occur of (i) the tenth anniversary of the date hereof, (ii) the consummation of a Company Sale (as defined below) and (iii) such other date as to which DCCP and the Company agree. The provisions of Section 7 shall survive the termination of this Agreement. For purposes of this Agreement, “Company Sale” means a transaction with an independent third party or group of independent third parties acting in concert, pursuant to which such party or parties acquire (A) all or substantially all of the equity interests of the Company or (B) all or substantially all of Company’s assets determined on a consolidated basis (in either case, whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of the Company’s equity interests, or by sale, exchange or transfer of the Company’s consolidated assets, or otherwise).

13. Notice. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iii) one business day after being sent to the recipient by facsimile transmission, and addressed to the intended recipient as set forth below:

If to DCCP:

D.C. Capital Partners, L.L.C.

99 Canal Center Plaza, Suite 400

Alexandria, VA 22314

Facsimile: (202) 737-5226

Attn: Thomas J. Campbell

If to the Company:

Comprehensive Health Services, LLC

c/o D.C. Capital Partners, L.L.C.

99 Canal Center Plaza, Suite 400

Alexandria, VA 22314

Facsimile: (202) 737-5226

Attn: Thomas J. Campbell

Either party hereto may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of that provision or any other provision hereof.

15. Governing Law. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the Commonwealth of Virginia.

16. Consent to Jurisdiction, Etc. Each of the parties hereto hereby irrevocably consents and agrees that any action, suit or proceeding arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (a “Legal Dispute”) shall be brought only to the exclusive jurisdiction of the federal or state courts of the Commonwealth of Virginia located in the Eastern District of Virginia, Alexandria Division. The parties hereto agree that, after a Legal Dispute is before a court as specified in this Section 16 and during the pendency of such Legal Dispute before such court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including, without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each of the parties hereto hereby waives, and agrees not to assert, as a defense in any Legal Dispute, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such court or that its property is exempt or immune from execution, that the action, suit or proceeding is brought in an inconvenient forum or that the venue of the action, suit or proceeding is improper. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 16 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17. Counterparts; Facsimile Transmission. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

18. Entire Agreement; Amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous or contemporaneous communications, representations or warranties of any kind, either oral or written. This Agreement may be amended or modified, or any provision hereof may be waived, provided that such amendment or waiver is set forth in a writing executed by the parties; and provided further that so long as the Company Debt Documents remain in effect, the provisions of Section 6 hereof shall not be modified without the written approval of the Required Lenders (as defined in the Senior Credit Agreement). No courses of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, DCCP and the Company have caused this Professional Services Agreement to be duly executed and delivered on the date and year first above written.

D.C. CAPITAL PARTNERS, L.L.C.

By:	/s/ Thomas J. Campbell
Name:	Thomas J. Campbell
Title:	Managing Member

COMPREHENSIVE HEALH SERVICES, LLC

By:	/s/ Thomas J. Campbell
Name:	Thomas J. Campbell
Title:	Chairman

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